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                                                                   EXHIBIT 99(a)

                      GREATER BRAZOS VALLEY BANCORP, INC.

                                   NOTICE OF
                        SPECIAL MEETING OF SHAREHOLDERS


     Notice is hereby given that a Special Meeting of Shareholders ("Meeting") of Greater Brazos Valley Bancorp, Inc., a Texas corporation ("Greater Brazos"), will be held at the offices of Commerce National Bank, located at 2405 Texas Avenue South, College Station, Texas, on ________, ________, 1997, at 5:30 p.m., Central time, for the following purposes:


     (1) To approve, ratify, confirm and adopt an Agreement and Plan of Merger dated as of October 2, 1996 ("Merger Agreement"), as amended, providing for the merger ("Merger") of Greater Brazos with and into Compass Banks of Texas, Inc., a Delaware corporation and a wholly-owned subsidiary of Compass Bancshares, Inc., a Delaware corporation. The terms of the Merger Agreement are described in the attached Proxy Statement/Prospectus, which the Board of Directors of Greater Brazos encourages each shareholder to review carefully; and

     (2) To consider and transact such other business as may properly come before the Meeting or any adjournment thereof.


     The Board of Directors of Greater Brazos has fixed ________, 1997 as the record date for the determination of the shareholders entitled to notice of and to vote at the Meeting and any adjournment thereof. Only the holders of shares of Greater Brazos' common stock of record at the close of business on ________, 1997, are entitled to notice of, and to vote at, the Meeting or any adjournments thereof.

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN, SINCE FAILURE TO VOTE BY PROXY OR IN PERSON AT THE MEETING IS EQUIVALENT TO A VOTE AGAINST THE MERGER. EVEN IF YOU PLAN TO ATTEND THE MEETING, AND CERTAINLY IF YOU DO NOT, PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE PROMPTLY. SUCH PROXY CAN BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY FILING A DULY EXECUTED PROXY BEARING A LATER DATE, BY FILING A WRITTEN NOTICE OF REVOCATION, OR BY APPEARING IN PERSON AT THE MEETING AND VOTING BY WRITTEN BALLOT.

                              By Order of the Board of Directors
                              of Greater Brazos Valley Bancorp, Inc.



                              ___________________________________________
                              Chairman of the Board
College Station, Texas
________, 1997